Exhibit 21.1

INTCOMEX, INC.

List of Subsidiaries

Legal Name	Jurisdiction of Organization	D/b/a Name
Intcomex Holdings, LLC	Delaware	No d/b/a

Intcomex Holdings SPC-I, LLC	Delaware	No d/b/a

Software Brokers of America, Inc.	Florida	Intcomex, IAS, International Accessories and Supplies, Hurricane Computer Systems

IXLA Holdings, Ltd.	Cayman Islands	No d/b/a

Centel, S.A. de C.V	Mexico	Centel, Blue Code

Compaňia de Servicios IMSC, S. de R.L. de C.V.	Mexico	No d/b/a

Intcomex Argentina, S.R.L.	Argentina	Intcomex Argentina

Intcomex, S.A.	Chile	Intcomex Chile, S.A.

Intcomex Iquique, S.A.	Chile	No d/b/a

Sociedad de Inversiones y Financiamiento Tecnocapital, S.A.	Chile	No d/b/a

Intcomex Colombia, Ltda.	Colombia	Intcomex Colombia

Intcomex Costa Rica Mayorista en Equipo de Computo, S.A.	Costa Rica	Intcomex Costa Rica

Intcomex del Ecuador, S.A.	Ecuador	Intcomex Ecuador

Intcomex El Salvador, S.A.	El Salvador	Intcomex El Salvador

Intcomex de Guatemala, S.A.	Guatemala	Intcomex Guatemala

Intcomex Jamaica, Ltd.	Jamaica	Intcomex Jamaica

Inset Finance Ltd.	Cayman Island	No d/b/a

Computacion Monrenca Panama, S.A.	Panama	Intcomex Panama

Intcomex Peru, S.A.C.	Peru	Intcomex Peru

DTMK Inmobiliaria, S.A.C.	Peru	No d/b/a

T.G.M., S.A.	Uruguay	Intcomex Uruguay

Pontix Trading, S.A.	Uruguay	No d/b/a

Intcomex de Las Americas, S.A.	Panama	No d/b/a